MERGER OF
                        MILLER RESOURCES, INC.
                                INTO
                      MILLER CONTRACT DRILLING, INC.

          The undersigned corporations, in accordance with Section 48-902 of the Tennessee General Corporation Act, hereby adopt, the following Plan of Merger:

          ARTICLE 1. The parties hereto agree to effect this Merqer.

          ARTICLE 2. The corporation to survive the Merger is Miller Con-tract Drilling, Inc., a Tennessee corporation, which shall continue under the same name.

          ARTICLE 3. The parties to this Plan of Merger are Miller Resources, Inc. (hereafter "Resources") and Miller Contract Drilling, Inc. (hereafter"Drilling"), both incorporated in the State of Tennessee. Miller Resources, Inc. was formed under the name of Deloy's Drilling and Equipment Company and changed by an Amendment to the Charter.

           ARTICLE 4. No amendment to the charter of the surviving corp-oration is to be effected as part of the Merger.

           ARTICLE 5. The total number of shares of stock of all class which the parties hereto have authority to issue is as follows:

                                                           No. Shares
                                               No. Shares  Issued & Out
       Corporation    Class of Stock           Authorized    Standing

       Resources    Common (without par value) 1,000         500
       Drilling     Common (without par value) 1,000         500

           ARTICLE 6. The manner and basis of exchanging and converting the issued stock of Resources is as follows: four Shares of issued and outstanding Common Stock (without par value) of Resources shall be converted into one share of Common Stock (without par value) of Drilling. Upon the surrender of certificates representing shares of Resources stock by holders thereof, certificates for a proportionate number of number of Drilling shares shall be issued in exchange by Drilling. Shares of Drilling Common Stock (without par value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain outstanding as shares of Common Stock (without par value) of the surviving corporation.

           ARTICLE 7. The principal offices of Resources and Drilling are located in Cookeville, Tennessee. Neither party to the Merger owns property the title to which could be affected by the recording of an instrument among the land records.

           ARTICLE 8. This Plan of Merger was duly adopted and approved by the Stockholders of Resources and Drilling, respectively, in lieu of a Special Meeting, dated March 6,1979, in the manner and by the vote required by the laws of the State of Tennessee.

           ARTICLE 9. The Plan of Merger is as follows:

              9.1 The Articles of Incorporation of Drilling, as in effect on the effective date of the Merger, shall continue in Full force and effect as the Articles of Incorporation of Drilling and shall not be changed or amended by the merger.

              9.2 Drilling reserves the right and power, after the
                  effective date of the Merger, to alter, amend, change, or repeal any of the provisions contained in its Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on officers, directors or stockholders herein are subject to this reservation.

              9.3 The By-Laws of Drilling, as such By-Laws exist on the
                  effective date of the Merger, shall remain and be the By-Laws of Drilling until altered, amended or repealed, or until new By-Laws shall be adopted in accordance with the provisions thereof, the Articles of Incorporation, or in the manner permitted by the applicable provisions of law.

              9.4 The sole Director of Drillinq as of the effective date of the Merger shall continue in office until the next Annual Meeting of the Stockholders of Drilling. The number of Directors of Drilling shall continue to be one and shall be the following person: Deloy Miller.

                  The following officers of Drilling immediately prior to the effective date of the Merger shall continue in office. after the effective date of the Merrier and until the next Annual Meeting of the Board of Directors of Drilling:

                       Deloy Miller - President and Treasurer
                       H. Stennis Little - Secretary

              9.5 Four shares of issued and outstanding Common Stock (with-
                  out par value) of Resources shall be converted into one share of Common Stock (without par value) of Drilling. Upon the surrender of certificates representing shares of Resources stock by holders thereof, certificates for a proportionate number of Drilling shares shall be issued in exchange by Drilling. Shares of Drilling Common Stock (without oar value) outstanding at the date of this Merger shall not be converted or exchanged but shall remain out-standing as shares of Common Stock (without par value) of the surviving corporation.

              9.6 On the effective date of the merger, the separate
                  existence of Resources shall cease (except to the extent continued by statute), and all of its property, rights, privileges, and franchises, of whatsoever nature and description, shall be transferred to, vest in, and devolve upon the surviving corporation, without further act or deed. Confirmatory deeds, assignments or other like instruments, when deemed desirable by Drilling to evidence such transfer, vesting or devolution of any property, right, privilege or franchise, shall at any time, or from time to time, be made and delivered in the name of Resources by the last acting officers of the surviving corporation.

              9.7 The effective day of the Merger shall be the date when the
                  Articles of Merger and this Plan of Merger are accepted for record by the Secretary of State for the State of Tennessee.

                                   MILLER CONTRACT DRILLING, INC.

                                         By/s/Deloy Miller, President

                                         MILLER RESOURCES, INC.

                                         By/s/Deloy Miller, President

     I, GENTRY CROWELL, Secretary of State, do hereby certify that the ARTICLES OF MERGER and PLAN OF MERGER of MILLER CONTRACT DRILLING, INC. and MILLER RESOURCES INC., both being Tennessee Corporations, Merging into a Single Corporation, MILLER CONTRACT DRILLING, INC., a Tennessee Corporation, as the Surviving and continuing Corporation, with certificate attached, the foregoing of which is a true copy, was this day registered and certified to by me. This the 13th day of March, 1979.
                              GENTRY CROWELL
                              SECRETARY OF STATE
                              FEE: $10. 00